                                                                    Exhibit 99.8


NUTRITIONAL SOURCING CORPORATION
LIQUIDATION ANALYSIS

INTRODUCTION

This Liquidation Analysis (the "Analysis") is based upon NSC's preliminary balance sheet (unaudited) as of November 2, 2002.

The Company's management, with the assistance of Alvarez & Marsal, Inc., has prepared the Analysis. The Analysis presents the Company's current estimated net value of its assets, if it were to be liquidated under the provisions of Chapter 7 of the United States Bankruptcy Code and the net proceeds of the liquidation were to be distributed to the Company's creditors. The Company reserves the right to periodically update or modify the estimates set forth herein.

The Analysis has not been examined or reviewed by independent accountants in accordance with the standards promulgated by the AICPA. The estimates and assumptions, although considered reasonable by the Company, are inherently subject to significant uncertainties and contingencies beyond the control of the Company. Accordingly, there can be no assurance that the results shown would be realized if the Company was liquidated. Actual results in such case could vary materially from those presented.

KEY ASSUMPTIONS

NSC is a holding company and, as such, has no operations and no employees of its own. It is managements' view that the liquidation of NSC would quickly lead to the sale or liquidation of its Pueblo and PEI, the operators of the Pueblo supermarkets and the video rental business, respectively. Substantially all of NSC's assets are comprised of notes receivable from its subsidiaries and its investment in its subsidiaries. The notes receivable are secured by a subordinated security interest in certain of the Operating Subsidiaries' owned and leased real estate, stores and distribution center.

For purposes of this liquidation analysis, management has assumed that Lender's claims will be satisfied in full from the cash balances and the proceeds of the liquidation of the inventories at Pueblo. Therefore, management believes it is unlikely that the Lender will be required to seek payment from NSC on account of its guarantee of the Existing Bank Facility.

Management has further assumed that, after the Lender is paid in full, NSC will recover a substantial amount on account of its security interest in its Operating Subsidiaries' fixed assets. Management estimates, however, that the NSC's claim is undersecured and that it will have a large deficiency claim in any the liquidation of Pueblo, as shown in footnote B to the liquidation analysis that follows.

                        NUTRITIONAL SOURCING CORPORATION
                       HYPOTHETICAL LIQUIDATION ANALYSIS


UNAUDITED BALANCE SHEET AT NOVEMBER 2, 2002
(DOLLAR AMOUNTS SHOWN IN THOUSANDS)

                                                               Balance Sheet
                                                                  Amount              Range of Estimated Recoveries
                                                                              ----------------------------------------------
                                                       NOTES                        LOW %    HIGH %        LOW $     HIGH $
                                                       -----                        -----    ------        -----     ------
Cash                                                     A               --            0         0            0          0
Accounts Receivable-Intercompany                         B         $161,958           37%       44%      $60,405    $71,689
Prepaid Expenses                                         C            1,038             0         0            0          0
   Total Current Assets                                             162,996

Investment in Subsidiaries                               D           57,049                               20,000     25,000
Long Term Deferred Taxes                                 E            1,579             0         0            0          0
Other Assets                                             F              353             0         0            0          0
                                                                -----------                            --------------------
   Total Assets                                                    $221,977
                                                                ===========

Estimated Total Assets Available for Distribution                                     36%       44%      $80,405    $96,689
                                                                                                       --------------------

Less: Priority Claims
   Estimated Administrative Claims                       G                                                -4,100     -4,100
   Trustee fees at 3% of proceeds                                                                         -2,412     -2,901
                                                                                                       --------------------
            Subtotal                                                                                      -6,512     -7,001


                                                                              ----------------------
Estimated Net Recovery on Unsecured Claims               H         $188,200           39%       48%      $73,893    $89,688
                                                                ===========   ----------------------   ====================



THE ATTACHED INTRODUCTION, KEY ASSUMPTIONS AND NOTES ARE AN INTEGRAL PART OF THIS ANALYSIS.


Notes

        A - NSC is a holding company and its only source of cash is debt repayments from its Operating Subsidiaries. NSC will have to obtain an advance from its Operating Subsidiaries or obtain debtor in possession financing to pay for the costs of liquidation.

        B - The notes receivable are due to NSC from its Operating
            Subsidiaries and arose at the time of issuance of the Senior Notes. These notes are shown net of an $11.6 million account payable due to the Operating Subsidiaries. One note is in the amount of $125.0 million and is secured by certain liens on the property, plant and equipment and furniture and fixtures of Pueblo. The other notes and the accrued interest due from the Operating Subsidiaries total $37.0 million. For purposes of this liquidation analysis management estimates that the properties for which appraisals are available would yield a liquidation amount of between 60%-70% of appraised value in a forced liquidation. For other fixed assets, principally furniture, fixtures and equipment, management estimated the values based on its experience selling the contents of stores that have been closed. Leasehold improvements are expected to be worthless in liquidation, because they become the property of the landlord. The value of favorable leases is based on management's best estimate of the amount that could be achieved given the current market conditions in Puerto Rico and their knowledge of the local real estate market. Given the relatively small amount of the fixed assets of the video rental business, which is assumed to be sold as a going concern in this Analysis, management believes that the estimated proceeds shown below have been adequately reduced to take this into account. Management also believes that the capitalized leases will have no value in liquidation.

            The net liquidation value of the fixed assets is expected to be less than the amount of the subordinated secured note, leaving a deficiency claim in the liquidation of the Operating Subsidiaries. NSC will have an unsecured claim in the liquidation of the Operating Subsidiaries consisting of that deficiency claim plus the amount of its unsecured notes and accrued interest.

            A summary of these assumptions is set forth below:

                                                                                      Range of Estimated Recoveries
                                                                              ----------------------------------------------
                                                                 APPRAISAL          LOW %    HIGH %        LOW $     HIGH $
                                                                 ---------          -----    ------        -----     ------
            Fee owned land, buildings and
               improvements, at cost                    $46,400   $48,000             60%       70%      $28,800    $33,600

            Furniture, fixtures &
               equipment, at cost                       101,500     NA                10%       15%       10,150     15,225

            Leasehold improvements, at cost              44,500     NA                 0%        0%            0          0
                                                    -----------
               Subtotal                                 192,400
            Accumulated depreciation and
               amortization                            (106,558)    NA
            Net book value of favorable
               leases                                     9,517     NA                50%       60%        4,759      5,710
                                                    -----------                                       ---------------------
                       Total                            $95,359                       46%       57%      $43,709    $54,535
                                                    ===========                                       =====================

            Based on the above estimates, management has determined to use the mid-point between the high and low Range of Estimated Recoveries shown above as the most likely assumption of the amount by which the the Accounts Receivable - Intercompany would be reduced to determine the deficiency claim to which NSC would be entitled in the hypothetical liquidation of its Operating Subsidiaries as shown below:
                                                        Range of Estimated
                                                            Recoveries
                                                            ----------
                       Low Proceeds                           $43,709
                       High Proceeds                           54,535
                                                         ------------
                          Subtotal                            $98,244
                                                       divided by 2 =
                       Mid-point                              $49,122

            Therefore the deficiency claim of NSC is estimated to be the difference between the balance of the Accounts Receivable - Intercompany and the Mid-point shown above:

                Balance of Accounts Receivable - Intercompany       $161,958
                Less: Mid-point of Secured Recoveries                -49,122
                                                                ------------
                         Unsecured Claim                            $112,836
                                                                ============

            Management estimates that the net recovery to the unsecured creditors in a Pueblo bankruptcy would be in the range of 10-20% of the allowed claims. As a result, for purposes of this Analysis, management has assumed the total estimated recovery to NSC on account of the Accounts Receivable - Intercompany is the sum of the Mid-point of the range of the Estimated Range of Recoveries on NSC's secured claim and the range of estimated recoveries on account of its unsecured claim:

                                                                                      Range of Estimated Recoveries
                                                                              ----------------------------------------------
                                                                     Amount         LOW %    HIGH %        LOW $     HIGH $
                                                                                    -----    ------        -----     ------
            Unsecured Claim                                        $112,836           10%       20%      $11,284    $22,567
            Mid-point of Secured Recovery                            49,122                               49,122     49,122
                                                                ------------                          ---------------------
               Total Accounts Receivable- Intercompany             $161,958

            Estimated Recovery                                                        37%       44%      $60,405    $71,689
                                                                                                      =====================


        C - Prepaid Expenses consist primarily of retainers paid to the Company's outside restructuring professionals and is expected to be depleted by the end of a liquidation.

        D - Investment in Subsidiaries represents the Company's cumulative book value of its investment in its subsidiaries. Management believes with the exception of PEI its other Operating Subsidiaries would be insolvent in liquidation. The value of PEI is estimated to be $20-25 million based upon a confidential and informal indication of interest received by the Company.

        E - Deferred Tax Assets are only available to be used against future taxable income, therefore they would have no value in liquidation.

        F - Other Assets represent deferred bond issuance costs that are expected by management to have no value in a liquidation.

        G - Administrative Claims have been estimated by management to include
            $100,000 per month for six months, representing NSC's share of the cost of salaries, benefits and overhead provided by its Operating Subsidiaries. In addition, the professional fees that would be due to NSC's professionals are estimated to amount to $3.5 million based upon the estimated time frames, billing rates and amounts already billed.

        H - The unsecured claims at the NSC level consist of amounts owing on account of the Senior Notes. The Senior Note holders would receive a distribution in the amount that NSC receives on account of its claims in the sale or liquidation of its Operating Subsidiaries after deducting NSC's liquidation expenses and any cash advances or debtor in possession financing provided to NSC.